                                                                EXHIBIT 99(h)(3)

                             CONSULTING AGREEMENT

         CONSULTING AGREEMENT, dated as of this [ ] day of December, 1998, between Centurion Funds, Inc. (the "Fund"), a Maryland corporation, and Salomon Smith Barney Inc., a Delaware corporation (the "Consultant"), acting through its Consulting Services Division.

                                R E C I T A L S:
                                ---------------

          WHEREAS, the Company is an investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

          WHEREAS, the Company is currently comprised of four series, the Centurion U.S. Equity Fund, Centurion International Equity Fund, Centurion U.S. Protection Fund and Centurion International Protection Fund (collectively, the "Funds"); and

          WHEREAS, the Company, on behalf of each Fund, wishes to obtain certain services of the Consultant as more particularly described below, and the Consultant is willing to provide such services on the terms and for the consideration set forth below; and

          WHEREAS, the Company and the Consultant intend for the consulting services to be provided under this Agreement to be limited such that the Consultant will not be treated as an "investment adviser" of the Company or any Fund under the 1940 Act.

          NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, it is hereby agreed as follows:

          SECTION 1.  Appointment.  The Company hereby appoints the Consultant
                      -----------
and the Consultant hereby agrees to serve the Company in the capacity described herein and for the compensation set forth below.

          SECTION 2.  Services.
                      --------

          (a) For the period and on the terms and conditions of this Agreement, the Consultant agrees to provide the Company, at such reasonable times as the latter may request, with (i) certain statistical and other factual information, and (ii) advice regarding economic factors and trends (the "Consulting Services"). The Company shall not request and the Consultant shall not provide any advice or make any recommendations regarding the purchase or sale of securities on behalf of the Funds, or provide any other services to the Company, that would cause the Consultant to be an "investment adviser" within the meaning of that term not entitled to rely on exclusions from the term, as used in the 1940 Act.

          (b) The Consultant shall perform faithfully and efficiently to the best of its ability the responsibilities and duties assigned to it under this Agreement to the satisfaction of the Company and shall in all respects conform to and comply with the directions and instructions given to it by the Company.

          SECTION 3.   Relationship; Authority.
                       -----------------------

          (a) The Consultant shall be an independent contractor and not an employee, officer or agent of the Company within the meaning of all applicable federal, state and local laws and regulations.

          (b) The Consultant shall have no authority or discretion whatsoever to make commitments or enter into contracts on behalf of, bind or otherwise obligate the Company, its employees, officers or agents in any manner whatsoever.

          SECTION 4.  Fees.
                      ----

          (a) In consideration for and as compensation for all Consulting Services provided under this Agreement, the Company agrees to pay the Consultant a quarterly fee at an annual rate equal to .05% of the average daily nets assets of each Fund ("Consulting Fee").

          (b) The Consultant shall be reimbursed for reasonable out-of-pocket expenses incurred related to the Consultant's attendance at meetings requested by the Company's Board of Directors ("Consulting Expenses"); provided, however, that such expenses shall not exceed $1,000 per month without the prior written approval of an officer of the Company. Expenses shall be reimbursed within thirty (30) days following receipt by the Company of expense reports with accompanying supporting documentation in detail reasonably acceptable to the Company.

          (c) Except as expressly provided herein, the Consultant shall not be entitled to receive any other compensation or benefits from the Company. The Company may withhold from any amounts payable to the Consultant under this Agreement such federal, state or local taxes or other amounts as shall be required to be withheld pursuant to any applicable law or regulation.

          SECTION 5.  Confidential Information.  Each party hereto agrees to
                      ------------------------
hold in a fiduciary capacity for the benefit of the other and not to disclose to third parties, other than as expressly authorized in order to perform this Agreement or as required by law or judicial process, all confidential information, knowledge or data which it or any of its affiliates obtained during the term of this Agreement and which is not public knowledge or which becomes public knowledge solely by its actions in violation of this Agreement. After termination of this Agreement, neither party shall, without the prior written consent of the other, communicate or divulge any such confidential information, knowledge or data to anyone other than the other party and those designated by the other party.

          SECTION 6.  Right to Engage in Other Activities.  The Consulting
                      -----------------------------------
Services provided by the Consultant under this Agreement are not exclusive. The Company understands that the Consultant may act in the future in a similar capacity with other investment companies, entities or individuals, and the Company has no objection to the Consultant so acting. The Company understands that the persons employed by the Consultant to assist in the performance of the Consulting Services hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of the Consultant or any of its affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

          SECTION 7.  Term.
                      ----

          (a) Either party may terminate this Agreement at any time and for any reason by giving not less than thirty (30) calendar days' written notice to the other party.

          (b) Any termination of this Agreement in accordance with the provisions hereunder shall be without penalty or liability to the other party, and neither party shall have any further obligations under this Agreement thereafter, except: (i) the Company shall pay the Consultant any unpaid Consulting Fee earned and accrued through the date of termination; (ii) the Company shall reimburse the Consultant for reasonable Consulting Expenses incurred prior to the date of termination; and (iii) as otherwise provided in
Section 5 of this Agreement.

          (c) The Consultant shall not be entitled to any other payments upon termination of this Agreement.

          SECTION 8.  Representations and Warranties.  Each party hereto
                      ------------------------------
represents and warrants to the other that:

          (a) It is duly organized, validly existing and in good standing under the laws of its state of organization and has full power and authority to enter into this Agreement;

          (b) It will not, by entering into this Agreement, breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound; and

          (c) This Agreement has been duly and validly authorized, executed and delivered and is a valid and binding agreement enforceable in accordance with its terms.

          SECTION 9.  Disputes; Arbitration.
                      ---------------------

          (a) The parties shall use their best efforts to resolve any disputes between them within a thirty (30) day period, and with respect to any disputed amount of payment due hereunder, payment in full of such amount within ninety
(90) days shall be deemed to satisfactorily resolve such dispute.

          (b) The parties hereto expressly agree that arbitration shall be the sole and exclusive means of determining any controversy or question arising under this Agreement which shall not have been determined to the satisfaction of the party (or his legal representatives) considering arbitration. Such arbitration shall be conducted in Phoenix, Arizona pursuant to the rules of the American Arbitration Association ("AAA") before a panel of at least three (3) arbitrators. Each party shall select one arbitrator and the two arbitrators so selected shall select the third arbitrator; provided that if the two arbitrators so selected are unable to agree on the third arbitrator within fifteen (15) calendar days after the date of their appointment, the third arbitrator shall be selected by the AAA in accordance with its rules. The written decision of a majority of said arbitrators shall be binding, final and conclusive upon the parties, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction, upon application of any party thereto.

          SECTION 10.  Miscellaneous.
                       -------------

          (a) This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof, and no representation, promise, inducement or statement of intention relating to the relationship contemplated by this Agreement has been made by either party which is not set forth in this Agreement.

          (b) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

          (c) This Agreement may not be assigned, transferred, sold or in any manner hypothecated or pledged by either party without the written consent of the other party.

          (d) This Agreement, including any exhibits that may be attached hereto, may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.

          (e) In the event that any term or condition contained in this Agreement shall for any reason be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or condition of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable term or condition had never been contained herein.

          (f) All notices, demands, requests or other communications required or permitted under this Agreement shall be in writing and delivered personally, sent by facsimile transmission or sent by registered, certified or express mail, postage prepaid, to the addresses below or to such other addresses as may be designated by the party entitled to receive the same by notice similarly given:

               If to the Company:

                    CENTURION FUNDS, INC.
                    2425 East Camelback Road, Suite 530
                    Phoenix, Arizona 85016-4228
                    Attention:  Gerard P. Dipoto, Jr.

               If to the Consultant:

                    SALOMON SMITH BARNEY INC.
                    71 Monroe Avenue
                    Pittsford, New York 14534
                    Attention:  Jennifer D. Hartman

          (g) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Arizona without giving effect to the conflicts of laws principles thereof. In interpreting the provisions of this Agreement, no presumption shall attach against the party responsible for preparing and drafting this Agreement.

          IN WITNESS WHEREOF, the undersigned have executed this Agreement on the day and year first above written.


                                    CENTURION FUNDS, INC.


                              By:   _____________________________
                                    Name:  Gerard P. Dipoto, Jr.
                                    Title: President


                                    SALOMON SMITH BARNEY INC.

                              By:   _____________________________
                                    Name:  Jennifer D. Hartman
                                    Title: Vice President